ATTACHMENT FOR FORM N-SAR SUB-ITEM 77M

FORTIS GROWTH FUND, INC.

Effective March 1, 1996 the Stock Portfolio of Special
Portfolios Inc. (SEC File No. 2-24652) was merged into
Registrant. The merger was approved by the Boards of Directors of the Registrant and Special Portfolios, Inc.
on December 7, 1995. Shareholders of the Stock Portfolio approved the transaction at a meeting held February 22, 1996. Further information concerning the details of the transaction is contained in the Form N-14 filed by Registrant with the Commission on January 17, 1996.

The steps necessary to de-register Special Portfolios, Inc. have been initiated.